December 15, 2007

Frederic M. Poses

Trane Inc.

One Centennial Avenue

Piscataway, NJ 08855-6820

Dear Fred:

This will confirm our agreement to extend your term of service as Chief Executive Officer of Trane Inc., on the terms and conditions set forth below, beyond the expiration of the term of your current employment agreement with the Company, which will expire in accordance with its terms on December 31, 2007.

Your service as Chief Executive Officer of the Company will continue until June 30, 2008 or such earlier date as the Board of Directors of the Company shall specify. During your continued service with the Company under the terms of this letter agreement, you will be paid a base salary at the monthly rate of $416,666.66, in accordance with the Company’s standard payroll practices. Except as provided in the immediately following sentence, in the event that you work for only a portion of any month during this period, you will be paid a pro-rated portion of the monthly base salary, based on the number of days in the month elapsed up to and including your date of termination. However, in the event that, after you have commenced services in 2008, your employment terminates prior to March 31, 2008 for any reason other than your voluntarily termination of your employment or a termination by the Company for “cause” (as such term is defined in the Corporate Officers Severance Plan (the “Severance Plan”), the Company will pay you an amount equal to the excess, if any, between $1,250,000 and the amount actually payable to you as base salary for services in 2008.

During your continued employment in 2008, you shall continue to participate in the employee benefit plans and programs generally made available to employees of the Company and shall receive such perquisites as are otherwise made available to senior officers of the Company.

You agree and understand that the compensation and benefits described in the two immediately preceding paragraphs shall be your sole compensation for your services during 2008. You will not receive or be eligible for any other bonus or supplemental cash payment, any grant or any additional service credits in respects of any long-term incentive plan (so that, when your employment terminates in 2008, your rights in respect of any such previously granted long-term award will be determined on the same basis as though you retired on December 31, 2007) or any stock option or other equity or equity-based grants. Without limiting the generality of the foregoing, in determining the period of time following your termination of employment in which you may exercise any stock options previously granted to you, such post-termination exercise period shall be measured from the actual date of your termination of employment. You also agree and acknowledge that, when your employment terminates in accordance with the terms of this letter agreement (whether at or before June 30, 2008), you shall not be entitled to receive any severance benefits under the Severance Plan, and that the termination provisions under your Employment Agreement and any additional age or service credits under the Company’s Executive Supplemental Retirement Benefits Program in the event of a Change of Control as defined in that plan will not apply.

The independent members of the Board have determined that the amount payable to you in respect of the discretionary Performance Bonus payable under paragraph 3.c. of your Employment Agreement will be $2,500,000. You and the Company hereby agree that any such Performance Bonus shall be paid to you in 2008 on or within 10 days after April 1, 2008.

You also agree and understand that certain terms of the Employment Agreement relating to the compensation and benefits to be provided to you following your termination of employment are being amended. The Company will buy out the lease of your Company provided car immediately (and in no event more than 30 days) following your termination of employment. You also agree and understand that the Company’s obligation to reimburse you, after your termination of employment, for financial planning expenses you incur, up to a maximum of $10,000 per year, shall relate to expenses incurred in each of calendar years 2009-2013. In lieu of its obligation to provide you with office space following your termination of employment, the Company will pay you an annual amount of $60,000, less appropriate taxes, to enable you to lease space at an appropriate off-site location in Manhattan suitable to accommodate you and one administrative assistant. Such amount shall be payable to you on the six month anniversary of the date of your termination of employment and on each anniversary of that date through 2012.

Additionally, during the sixty-six month period following your termination of employment, the Company will make available to you the services of your current assistant, so long as she is still an employee of the Company, and if not, another qualified assistant, remotely from the Company’s headquarters. For the five year period following the end of the sixth month following your termination, the Company shall bear all costs and expenses (including the costs of such assistant’s compensation and benefits) related to making the services of such assistant available to you (the “Administrative Expenses”). During the first six months following your termination, you shall reimburse the Company, monthly in arrears, within five business days of receipt of an invoice for such amounts, for the Administrative Expenses.

You agree and acknowledge that the covenants contained in Section 7 of your current Employment Agreement shall continue in effect during the term of your employment hereunder and the Restriction Period (as defined in Section 7(a) of the Employment Agreement) shall be deemed to commence on the termination of your employment under this letter agreement.

Except as otherwise expressly provided herein or as otherwise expressly provided in the Employment Agreement, it is agreed and understood that your Employment Agreement will expire on December 31, 2007, and will have no further force and effect after such date.

Very truly yours,

/s/ Lawrence B. Costello
Lawrence B. Costello

Agreed to and Accepted:

/s/ Frederic M. Poses
Frederic M. Poses

3